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                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 26th day of October 1998, by and between Medical Resources, Inc., a Delaware corporation with its principal place of business at 155 State Street, Hackensack, New Jersey, on behalf of itself and each of its subsidiaries (hereinafter, individually and collectively, the "Company"), and Michael J. Drumgoole, an individual residing at 7 Highwood Drive, Dumont, NJ 07628 (hereinafter, "Executive").

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. EMPLOYMENT. This Agreement is effective as of October 26, 1998 (the "Effective Date"). As of the Effective Date, the Company hereby continues to employ Executive, and Executive hereby accepts his/her continued employment by the Company, upon the terms and conditions set forth herein and with such title or titles as the Chief Executive Officer of the Company (the "CEO") and the Company's Board of Directors (the "Board") shall approve from time to time. Initially, such title shall be Senior Vice President--Imaging Services.

2. TERM. The term of this Agreement shall commence on the Effective Date and shall end on the Termination Date as set forth in Section 6 herein; PROVIDED, HOWEVER, that Executive's obligations pursuant to Sections 5, 7 and 8 herein shall continue in effect on and after the Termination Date. For purposes of this Agreement, the period commencing on the Effective Date and ending on the Termination Date as set forth in
         Section 6 hereof, shall be referred to as the "Term."

3.       COMPENSATION, REIMBURSEMENT.

         3.1 BASE SALARY AND BONUS. (a) During the Term of this Agreement, in consideration for all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of $175,000 per annum, subject to increase (but not decrease, without the consent of Executive) at the discretion of the Company, and payable in accordance with the Company's payroll practices then in effect (the "Base Salary").

         (b) During the Term of this Agreement, Executive shall be eligible to participate in the Company's Senior Management Bonus Plan (the "Plan") for calendar 1998, and for each year thereafter that such a Plan is established by the Board. Notwithstanding the foregoing, Executive acknowledges and agrees that his/her annual bonus ("Bonus") shall be subject to the specific terms and conditions of the Plan as in effect for each year.

         3.2 ADDITIONAL BENEFITS. In addition, during the Term of this Agreement, Executive shall be entitled to (i) a monthly car allowance of $400, and (ii) all other benefits of employment which "exempt" employees of the Company generally receive. All of the additional benefits described in this Section 3.2 shall hereinafter be referred to as "Benefits."


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         3.3 REIMBURSEMENT. Executive shall be reimbursed for all reasonable
         "out-of-pocket" business expenses incurred in connection with the performance of his/her duties under this Agreement in accordance with the Company's stated policy. The reimbursement of Executive's business expenses shall be upon presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

4.       SCOPE OF DUTIES.

         4.1 ASSIGNMENT OF DUTIES. Executive shall have such duties as may be assigned to Executive from time to time by the Company's Officer(s) to whom Executive reports (hereinafter referred to as the "Supervisor") commensurate with the Executive's experience and responsibilities. The exercise of the Executive's duties shall be subject to the control, supervision and direction of the Executive's Supervisor and the CEO (if they are not the same person).

4.2 EXECUTIVE'S DEVOTION OF TIME. Executive hereby agrees to, (a) use his/her best efforts, including the highest standards of professional competence and integrity, in the execution of the duties assigned to Executive hereunder, (b) devote his/her full business time and effort in and to his/her employment hereunder, and (c) not engage in any other business activity during the Term of this Agreement, PROVIDED THAT, Executive may engage from time to time in such personal investment activities as do not interfere with his/her day-to-day responsibilities to the Company.

5.       CONFIDENTIAL INFORMATION, OWNERSHIP AND ASSIGNMENT.

         5.1 CONFIDENTIAL INFORMATION. Without the prior written consent of the Company, Executive shall not, at any time either during or subsequent to his/her employment by the Company, use any "Confidential Information" (as defined below) for the benefit of anyone other than the Company, or disclose any Confidential Information to any person or party; Executive may, however, use or disclose Confidential Information as required by his/her obligations to the Company or as necessary or desirable (and for the benefit of the Company) in connection with the Company's business (but all such permitted uses and disclosures shall be made under circumstances and conditions reasonably appropriate to preserve the Confidential Information as the Company's confidential property). In particular, without limiting the generality of the foregoing, Executive shall not remove any Confidential Information, however embodied, from the Company's premises, facilities or place of business, except as required in the course of employment by the Company.

         The term "Confidential Information" includes all information not generally known or available to the public or the trade, which is developed by Executive during his/her employment by the Company, or which is acquired by Executive from the Company, its other employees, its suppliers, clients or customers, its agents or consultants, or others, during his/her employment by the Company, and which relates to the present or potential businesses, products and services of the Company, as well as any other information as may


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         be designated by the Company as confidential. The term Confidential
         Information encompasses, but is not limited to, Inventions (as defined in Section 5.2 below), trade secrets, lists of past or present clients or customers (which for purposes of this Agreement shall include referring physicians and referring medical entities such as managed care organizations), client or consultant contracts, product and/or service development plans, marketing plans, strategic plans, pricing policies and strategies, billing and collections information and procedures, business acquisition plans (including acquisition targets), computer software, research, accounting data, profit margin data, sales volume data; may include information contained, for example, in drawings, models, data, specifications, reports, compilations or computer programs; and may be in the nature of unwritten knowledge or technical know-how; but shall not in any event include any information ascertainable from sources other than the Company unless such sources have obtained such information subject to or in violation of an agreement to keep the information confidential.

         5.2 OWNERSHIP, DISCLOSURE AND ASSIGNMENT OF INVENTIONS. All inventions (including without limitation discoveries of new technology and improvements to existing technology), Confidential Information, know-how and other developments or improvements conceived or made by Executive, alone or with others, during the Term of this Agreement, whether patentable or otherwise (hereinafter collectively "Inventions"), that are within the scope of the Company's business operations or that relate to any Company work or project, are the exclusive property of the Company. Executive agrees to disclose promptly to the Company any and all Inventions. Executive further agrees to execute any and all applications, assignments, and other instruments which the Company shall deem necessary or desirable to enable the Company to apply for and obtain letters patent of the United States or of any foreign country, or to otherwise protect the Company's interests in all Inventions described in the first sentence of this
         Section 5.2. The obligations Executive under this Section 5.2 are continuing and shall survive the termination of Executive's employment under this Agreement.

         5.3 RETURN OF COMPANY DOCUMENTS AND INFORMATION UPON TERMINATION. All originals, copies, digests and summaries of all written or otherwise recorded documents, writings, materials, items or information of any kind, concerning any matters affecting or relating to the Company's business, products or services, whether or not they contain Confidential Information, are and shall continue to be the exclusive property of the Company. Immediately upon the termination of Executive's employment hereunder for any reason or for no reason, Executive shall deliver to the Company all of such documents, writings, materials, items and information then in his/her actual or potential possession or control.

6.       EMPLOYMENT TERMINATION, SEVERANCE AND RELATED.


         6.1      TERMINATION OF EMPLOYMENT.


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         (1) Executive's employment may be terminated by the Company for Cause
         (as hereinafter defined), effective upon delivery of written notice to Executive (without any necessity for prior notice). For purposes of this Agreement, the term "Cause" shall mean, (a) a material breach by Executive of any term of this Agreement (other than by reason of or resulting from any disability or illness on his/her part), or (b) gross and willful misconduct (including, without limitation, fraud or theft) on the part of Executive in the performance of his/her duties, or his/her being convicted of a felony, or (c) Executive becoming "permanently disabled," which shall mean that the occurrence of a mental or physical condition has rendered Executive incapable of performing his/her duties for any period of ninety consecutive days and such incapacity is confirmed as continuing at the end of such period by expert medical opinion. "Cause" shall not include unsatisfactory performance of duties except as expressly provided in this Section 6.1(1). In the event of a termination pursuant to this Section 6.1(1), the "Termination Date" shall be the date of delivery of the written notice to Executive.

         (2) Executive's employment may be terminated by the Company without Cause at any time by giving Executive three days prior written notice of termination. Severance benefits payable to Executive upon termination of employment pursuant to this Section 6.1(2) are as set forth in Section 6.2(1) hereof. In the event of a termination pursuant to this Section 6.1 (2), the "Termination Date" shall be the fourth day following the delivery of the written notice to Executive.

         (3) Executive's employment may be terminated by Executive for Reason (as hereinafter defined), effective upon delivery of written notice to the Company (without any necessity for prior notice). For purposes of this Agreement, the term "Reason" shall mean (a) a material breach by the Company of any term of this Agreement, or (b) the Company shall have voluntarily sought protection of Federal bankruptcy or similar laws or an involuntary bankruptcy proceeding under Federal bankruptcy or similar laws shall have been filed against the Company and not have been withdrawn within 30 days after such filing. Severance benefits payable to Executive upon termination pursuant to this Section 6.1(3) are as set forth in Section 6.2(1) hereof. In the event of a termination pursuant to this Section 6.1(3), the "Termination Date" shall be the date of delivery of the written notice to the Company.

         (4) Executive's employment may be terminated by Executive without Reason at any time by giving the Company ten (10) business days prior written notice of termination. In the event of a termination pursuant to this Section 6.1(4), the "Termination Date" shall be the tenth business day following the delivery of the written notice to the Company.

         (5) This Agreement shall automatically terminate upon the Executive's death. In the event of a termination pursuant to this Section 6.1(5), the "Termination Date" shall be the date of death.

         6.2      SEVERANCE BENEFITS AND RELATED.


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         (1) In the event that Executive's employment under this Agreement is terminated by the Company without Cause under Section 6.1(2) hereof, or by Executive for Reason under Section 6.1(3) hereof, then the Company shall pay and provide to Executive, in the manner set forth in the last sentence of this paragraph, (i) Executives monthly Base Salary as in effect on the Termination Date for a period of nine (9) months (the "Post-Employment Period") from the Termination Date (the maximum total amount of such Base Salary under this clause (i), the "Severance Amount"), PROVIDED THAT, Executive must immediately advise the Company of any interim earnings from personal services whether as consultant, proprietor, employee or agent (hereinafter, "Interim Earnings"), and such Interim Earnings shall be deducted from the monthly Base Salary amounts otherwise payable pursuant to this clause; (ii) all benefits due to Executive under Section 3.2 that had accrued to Executive through the Termination Date AND all benefits (excluding, in this latter case, further accrued vacation) that would have accrued to Executive under Section 3.2 if Executive had continued to be employed by the Company through the end of the Post-Employment Period, PROVIDED THAT, if and when Executive becomes eligible to receive any of such benefits from any subsequent employer under plan(s) or arrangement(s) provided or sponsored by such subsequent employer (regardless of whether said plan(s) or arrangement(s) require employee contributions and regardless of whether Executive elects to receive any of such benefits), then each such corresponding benefit under Section 3.2 shall immediately be terminated (Executive agrees to promptly notify the Company of his/her eligibility for any such subsequent benefits), AND PROVIDED FURTHER THAT, the Company shall not be required to provide any such benefit if the effect thereof would be to violate the terms of any law, plan or insurance policy or jeopardize the tax benefit associated with such benefit to which the Company otherwise would be entitled, but in such event, the Company shall pay to Executive, in cash, an amount equal to the cost of providing such benefit, and (iii) any unpaid out-of-pocket expenses incurred by Executive prior to the Termination Date which are reimbursable pursuant to Section 3.3 hereof. Subject to the Change Of Control exception defined below, net Base Salary amounts payable hereunder shall be paid to Executive in equal installments on regularly scheduled Company paydays and in accordance with the Company's normal payroll practices then in effect, and all Post-Employment Period benefits payable and provided under this Section 6.2(1) shall be paid to or for Executive when and as they come due.

         Notwithstanding the foregoing, if Executive's employment is terminated by the Company without Cause under Section 6.1(2) hereof and said termination is in connection with a Change Of Control (as defined below), Executive may elect by giving notice to the Company (or its legal successor) within ten (10) business days following the Termination Date, in lieu of any and all other Post-Employment Period amounts and obligations ever otherwise due and payable under this
         Section 6.2(1), to be paid the Severance Amount in a lump-sum (reduced by applicable payroll taxes and other required deductions but without set-off against Post-Employment Period Interim Earnings) within 30 days after the Termination Date. The Company's payment of the Severance Amount in accordance with the terms of this paragraph, together with the Company's payment of amounts and provision of benefits accrued by Executive through the Termination Date and due hereunder, shall constitute full and complete satisfaction of all of the Company's


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         obligations to Executive under this Section 6.2. For purposes of this
         Agreement, a "Change Of Control" shall mean the sale, conveyance or disposition of all or substantially all of the assets of Medical Resources, Inc., the consummation by Medical Resources, Inc. of a transaction or series of related transactions in which more than 50% of the voting power of Medical Resources, Inc. is disposed of, or the consolidation, merger or other business combination of Medical Resources, Inc. with or into any other corporation, entity or organization whereupon Medical Resources, Inc. is not the survivor.

         (2) In the event that Executive's employment is terminated by the Company for Cause under Section 6.1(1)(c) due to he/she becoming permanently disabled or under Section 6.1(5) due to Executive's death, then the provisions of Section 6.2(1) hereof shall be deemed applicable to Executive, or for the benefit of Executive's estate, heirs or devisees, as appropriate under the circumstances, PROVIDED THAT, any and all disability insurance payments actually received by or for the benefit of Executive with respect to the Post-Employment Period shall be deemed Interim Earnings, AND PROVIDED FURTHER THAT, if termination of Executive's employment is due to Executive's death, then, (a) the Company's Post-Employment Period payment obligation(s) for benefits under Section 3.2 shall be adjusted to reflect that circumstance but without affecting or reducing the Post-Employment Period benefits due to or for Executive's family members under Section 6.2(1) hereof, and
         (b) payments that would otherwise be made to Executive, in cash, under the second proviso in clause (ii) of Section 6.2(1) hereof, shall be paid to Executive's estate, heirs or devisees, as appropriate under the circumstances.

         (3) In the event that Executive's employment is terminated by the Company for Cause under Section 6.1(1) (other than (c) thereunder) or by Executive without Reason under Section 6.1(4), then the Company shall have no obligation to Executive except for (i) unpaid Base Salary earned by Executive through the Termination Date, (ii) unpaid Bonus earned by Executive through the Termination Date in accordance with
         Section 3.1(b) hereof, and (iii) unpaid Benefits due, and out of pocket expenses incurred by, Executive through the Termination Date which are payable and/or reimbursable pursuant to Sections 3.2 and 3.3 hereof. Furthermore, in any such case, the Company shall not be obligated to provide to Executive the Benefits described in Section 3.2 after the Termination Date (except as provided by law).

         6.3 DISMISSAL FROM PREMISES. At the Company's option, Executive shall immediately leave the Company's premises on the date notice of termination of employment is given by the Company.

7.       AGREEMENT NOT TO COMPETE AND BENEFIT.

         7.1 AGREEMENT NOT TO COMPETE. In consideration of the compensation (and other benefits) provided and to be provided to Executive as set forth hereunder (including, without limitation, payments due pursuant to Section 6.2 hereof), if the employment of Executive is terminated by the Company for Cause under Section 6.1(1) or by Executive without Reason under Section 6.1(4), Executive covenants and agrees that for a period of


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         eighteen (18) months after the Termination Date (such period not to include any period(s) of violation of this Section 7.1 or period(s) of time required for litigation to enforce its provisions), Executive will not, directly or indirectly, engage in, enter into or participate in, at any place within the United States of America, the businesses of the Company, or in any business or commercial activity that competes with or is reasonably likely to compete with or adversely affect the businesses or services of the Company, either as an individual for his/her own account, or as a partner or a joint venturer, or as an officer, director, independent contractor or holder of more than a five percent equity interest in any other person, firm, partnership or corporation or as an employee, agent or salesperson for any person.

         7.2 AGREEMENT NOT TO BENEFIT. In consideration of the compensation (and other benefits) provided and to be provided to Executive as set forth hereunder (including, without limitation, payments due pursuant to Section 6.2 hereof), Executive covenants and agrees that during the eighteen (18) months period following the Termination Date, regardless of the reason (or absence of reason) for termination of employment (such period not to include any period(s) of violation of this Section
         7.2 or period(s) of time required for litigation to enforce its provisions), Executive will not, directly or indirectly: (i) solicit, induce or influence, or otherwise have business contact with, any person or entity who has, within the two-year period immediately prior to the Termination Date, been a client, customer, supplier or service provider (including, without limitation, radiology and consulting services) of or to the Company, and with whom Executive had any business relationship or about whom Executive acquired any significant knowledge during the course of Executive's employment by the Company, if such contact could directly or indirectly divert business from or adversely affect the business of the Company; (ii) interfere with the contractual relations between the Company and any of its employees; or
         (iii) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ended on the Termination Date.

8.       INJUNCTIVE RELIEF; INDEPENDENCE AND SEVERABILITY OF COVENANTS.

         8.1 INJUNCTIVE RELIEF. Executive acknowledges and agrees that, in the event of any breach or likely breach of any of the covenants of Sections 5 and 7 herein, the Company would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 5 and 7 herein and without the proof of actual damages. It is intended to grant full third party rights under this provision.

         8.2 INDEPENDENCE AND SEVERABILITY OF COVENANTS. Executive acknowledges and agrees that the covenants and other provisions set forth in Sections 5 and 7 herein and in this Section 8 are reasonable, including with respect to duration and subject matter, and


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         that Executive is receiving valuable and adequate consideration for such covenants under this Agreement. The parties acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in Sections 5 or 7 or in this Section 8 are found to be unenforceable in any instance, such finding shall not preclude any other enforcement of such provisions and reference is made to
         Section 9.2. If any of the provisions set forth in Sections 5 or 7 or in this Section 8 are found to be invalid, such finding of invalidity shall not effect the validity of the remaining provisions and the provisions of Section 9.2 will apply.

9.       MISCELLANEOUS.

         9.1 TRANSFER AND ASSIGNMENT. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

         9.2 SEVERABILITY/CONSTRUCTION. Nothing contained herein shall be construed to require the commission of any act contrary to law. If any provision of this Agreement, including all the covenants and agreements set forth herein, or the application thereof to any person or circumstance, shall for any reason and to any extent be unenforceable, including without limitation by reason of such provision extending for too great a period of time or by reason of its being too extensive in any other respect, such provision, to the specific extent unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to which enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible. Any such interpretation shall have no effect on the validity or enforceability of any remaining provision. If any material provision or material portion of a material provision of this Agreement is found to be void or invalid, the parties will use best efforts to maintain its continuing effect, validity and enforceability in each other instance or, if deemed necessary or appropriate by the party for whose benefit the provision was intended, will endeavor to substitute a replacement having as far as possible the same legal and economic effect.

         9.3 FREEDOM TO CONTRACT. Executive hereby represents that he/she is free to enter into this Agreement and that he/she has not made and will not make any agreement in conflict with this Agreement.

         9.4 INDEMNIFICATION. Subject to that Indemnification Agreement dated March 25, 1998 between Medical Resources, Inc. and Executive, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgements, fines, and amounts paid or to be paid in any settlement approved in advance by the Company, such approval not to be unreasonably withheld) actually incurred or suffered by Executive in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding,


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         whether civil, criminal, administrative or investigative, to which
         Executive is a defendant, is threatened to be made a defendant, or is or has been identified as a target in connection with any criminal investigation or proceeding by reason of any action or inaction taken by Executive, within the scope of Executive's present or former employment by the Company in Executive's capacity as an officer or employee of the Company or any of its subsidiaries or affiliates.

         9.5 GOVERNING LAW. This agreement is made under and shall be construed pursuant to the laws of the State of New Jersey.

         9.6 COUNTERPARTS. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

         9.7 ENTIRE AGREEMENT. Except as provided in Section 9.4 hereof regarding indemnification of Executive, this Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

         9.8 MODIFICATION. This agreement may be modified, amended, superseded, or cancelled, and any of its terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

         9.9 WAIVER. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

         9.10 CUMULATIVE REMEDIES. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

         9.11 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

         9.12 NOTICES. Any notice under this Agreement must be in writing, may be telecopied, sent by express 24 hour guaranteed courier, or hand-delivered, or may be served by


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         depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

                           If to the Company:
                                         Medical Resources, Inc.
                                         155 State Street
                                         Hackensack, NJ 07601
                                         Attn: CEO

                           If to Executive:
                                         Michael J. Drumgoole
                                         7 Highwood Drive
                                         Dumont, NJ 07628

         Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

         9.13 SURVIVAL. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.


MEDICAL RESOURCES, INC.                        EXECUTIVE:


By:---------------------------                ----------------------------------
   Chief Executive Officer                    Executive's Signature
   Of Medical Resources, Inc.

                                              ----------------------------------
                                              Witness Signature